Product supplement no. UBS-11-A-III	Registration Statement No. 333-155535
To prospectus dated November 21, 2008 and	Dated February 1, 2011
prospectus supplement dated November 21, 2008	Rule 424(b)(2)

Return Optimization Securities Linked to a Commodity or Futures Contracts on a Commodity or a Basket of Commodities and/or Commodity Futures Contracts

Buffered Return Optimization Securities Linked to a Commodity or Futures Contracts on a Commodity or a Basket of Commodities and/or Commodity Futures Contracts

General

  JPMorgan Chase & Co. may offer and sell return optimization securities linked to a single commodity or the futures contracts on a single commodity or a basket of commodities and/or commodity futures contracts (which we refer to as “ROS”) and buffered return optimization securities linked to a single commodity or the futures contracts on a single commodity or a basket of commodities and/or commodity futures contracts (which we refer to as “Buffered ROS”) from time to time. We refer to ROS and Buffered ROS collectively as the “notes.” This product supplement no. UBS-11-A-III describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet, free writing prospectus or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below. We refer to such term sheets, free writing prospectuses and pricing supplements generally as terms supplements. A separate commodity supplement or terms supplement will describe any commodity not described in this product supplement and to which the notes are linked. If the terms described in the relevant terms supplement are inconsistent with those described herein or in any related commodity supplement or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase & Co.
  Payment is linked to a Commodity or a Basket as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-44.
  Minimum denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in any Commodity, any of the futures contracts underlying any Commodity, or any futures contracts, exchange-traded or over-the-counter instruments based on, or other instruments linked to, any Commodity.
  The market disruption events applicable to a Commodity are different from the market disruption events that may be applicable to an equity security or an equity index. For more information about the impact of market disruption events (including the early acceleration of the amounts due and payable under the terms of the notes), please see “Description of Notes — Postponement of the Final Valuation Date,” “General Terms of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Underlying:	In this product supplement, we refer to the Commodity or the Basket, as applicable, as the Underlying.

Commodity:

If the notes are linked to a single commodity or the futures contracts on a single commodity, the relevant terms supplement will specify the commodity or commodity futures contracts (such commodity or such commodity futures contracts (collectively), as applicable, the “Commodity”). In this product supplement, we also refer to a commodity or commodity futures contracts on a specific commodity (collectively) included in a basket as a “Commodity.”

(continued on next page)

Investing in the Return Optimization Securities and the Buffered Return Optimization Securities involves a number of risks. See “Risk Factors” beginning on page PS-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. UBS-11-A-III, the accompanying prospectus supplement and prospectus or any related commodity supplement or terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

February 1, 2011

Key Terms (continued)

Basket:

If the notes are linked to a basket, the relevant terms supplement will specify the commodities and/or commodity futures contracts that are included in the basket (the “Basket”). In this product supplement, we refer to a commodity or the commodity futures contracts on a specific commodity (collectively) included in the Basket as a “Commodity,” and collectively, as the “Commodities.”

Commodity Weighting:

For notes linked to a Basket, with respect to each Commodity, a fixed percentage or fraction as specified in the relevant terms supplement, provided that the sum of the Commodity Weighting for all Commodities will equal 100% or 1, as applicable.

The relevant terms supplement will specify either (i) the weight of each Commodity in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Commodity will be determined. For example, if the relevant terms supplement specifies that a Commodity is weighted to compose 18% of the value of the Basket, the Commodity Weighting for that Commodity is 18%. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of two Commodities, the Commodity with the greater Commodity Return will make up 70% of the value of the Basket, and the Commodity with the lesser Commodity Return will make up 30% of the value of the Basket.

Payment at Maturity (for ROS):

Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the terms of the notes), unless otherwise specified in the relevant terms supplement, for ROS, the amount you will receive at maturity is based on the Underlying Return as described below.

If the Underlying Return is positive, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + ($10 × Underlying Return × Multiplier);

provided, however, that, if applicable, in no event will you receive at maturity an amount greater than $10 + ($10 × the Maximum Gain).

If the Underlying Return is zero, you will receive at maturity a cash payment of $10 per $10 principal amount note.

Your investment will be fully exposed to any decline in the value of the Underlying. If the Underlying Return is negative, you will lose 1% of the principal amount of your notes for every 1% that the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable). Under these circumstances, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + ($10 × Underlying Return)

For ROS, you will lose some or all of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable).

For more information about the impact of market disruption events (including the early acceleration of the amounts due and payable under the terms of the notes) please see “Description of Notes — Postponement of the Final Valuation Date,” “General Terms of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

Payment at Maturity (for Buffered ROS):

Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the terms of the notes), unless otherwise specified in the relevant terms supplement, for Buffered ROS, the amount you will receive at maturity is based on the Underlying Return and the Buffer Percentage as described below.

If the Underlying Return is positive, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + ($10 × Underlying Return × Multiplier);

provided, however, that if applicable, in no event will you receive at maturity an amount greater than $10 + ($10 × the Maximum Gain).

If the Underlying Return is negative or zero, but its absolute value is less than or equal to the Buffer Percentage, you will receive at maturity a cash payment of $10 per $10 principal amount note.

Key Terms (continued)

Your investment will be fully exposed to any decline in the value of the Underlying that exceeds the Buffer Percentage. If the Underlying Return is negative and its absolute value is greater than the Buffer Percentage, for every 1% that the Final Underlying Level is less than the Initial Underlying Level by more than the Buffer Percentage, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + [$10 × (Underlying Return + Buffer Percentage)]

For Buffered ROS, you will lose some of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable) by more than the Buffer Percentage.

For more information about the impact of market disruption events (including the early acceleration of the amounts due and payable under the terms of the notes) please see “Description of Notes — Postponement of the Final Valuation Date,” “General Terms of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

Maximum Gain:	If applicable, a fixed percentage as specified in the relevant terms supplement.

Multiplier:	A fixed number as specified in the relevant terms supplement.

Buffer Percentage:	If applicable, a fixed percentage as specified in the relevant terms supplement.

Underlying Return:	In this product supplement, we refer to the Commodity Return or the Basket Return, as applicable, as the Underlying Return.

Initial Underlying Level:	In this product supplement, we refer to the Initial Commodity Price or the Initial Basket Level, as applicable, as the Initial Underlying Level.

Final Underlying Level:	In this product supplement, we refer to the Final Commodity Price or the Final Basket Level, as applicable, as the Final Underlying Level.

Underlying Closing Level:	In this product supplement, we refer to the Closing Price of the Commodity or the Basket Closing Level, as applicable, as the Underlying Closing Level.

Commodity Return:	Unless otherwise specified in the relevant terms supplement:

Final Commodity Price – Initial Commodity Price (or Strike Level, if applicable) Initial Commodity Price (or Strike Level, if applicable)

Initial Commodity Price:

Unless otherwise specified in the relevant terms supplement, with respect to a Commodity, the Closing Price of such Commodity on the Trade Date or such other date as specified in the relevant terms supplement.

Final Commodity Price:

Unless otherwise specified in the relevant terms supplement, with respect to a Commodity, the Closing Price of such Commodity on the Final Valuation Date or such other date as specified in the relevant terms supplement.

Basket Return:	Unless otherwise specified in the relevant terms supplement:

Final Basket Level – Initial Basket Level (or Strike Level, if applicable) Initial Basket Level (or Strike Level, if applicable)

Initial Basket Level:	Unless otherwise specified in the relevant terms supplement, set equal to 100 on the Trade Date or such other relevant date as specified in the relevant terms supplement

Final Basket Level:	The Basket Closing Level on the Final Valuation Date or such other date as specified in the relevant terms supplement.

Basket Closing Level:

Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on any trading day will be calculated as follows:

100 × [1 + sum of (Commodity Return of each Commodity ×
Commodity Weighting of each such Commodity)]

Key Terms (continued)

Strike Level:

For notes linked to a Basket, the relevant terms supplement may specify a value other than the Initial Basket Level, which we refer to as the “Strike Level,” to be used to make all calculations or determinations that would otherwise be made using the Initial Basket Level including, but not limited to, calculating the Basket Return. The Strike Level, if applicable, will be specified in the relevant terms supplement to be equal to either (a) a percentage of the Basket Closing Level as of a specified date, or (b) a fixed amount determined without regard to the Basket Closing Level as of a particular date. For example, the relevant terms supplement may specify that the Strike Level will be 95% of the Initial Basket Level on the Trade Date.

For notes linked to a single Commodity, the relevant terms supplement may specify a price other than the Initial Commodity Price, which we refer to as the “Strike Level,” to be used to make all calculations or determinations that would otherwise be made using the Initial Commodity Price including, but not limited to, calculating the Commodity Return. The Strike Level, if applicable, will be specified in the relevant terms supplement to be equal to either (a) a percentage of the Closing Price of the Commodity as of a specified date, or (b) a fixed amount determined without regard to the Closing Price of the Commodity as of a particular date. For example, the relevant terms supplement may specify that the Strike Level will be 95% of the Closing Price of the Commodity on the Trade Date.

Issue Price:	Unless otherwise specified in the relevant terms supplement, $10 per $10 principal amount note.

Trade Date:	As specified in the relevant terms supplement.

Settlement Date:	As specified in the relevant terms supplement.

Final Valuation Date:

The Final Underlying Level will be determined on a single date, which we refer to as the Final Valuation Date, as specified in the relevant terms supplement. The Final Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of the Final Valuation Date.”

Maturity Date:

As specified in the relevant terms supplement. The Maturity Date of the notes is subject to the impact of certain market disruption events (including the early acceleration of the amounts due and payable under the terms of the notes) and as described under “Description of Notes — Payment at Maturity,” “General Terms of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

     We have not authorized anyone to provide any information other than that contained or incorporated by reference in the terms supplement relevant to your investment, any related commodity supplement, this product supplement no. UBS-11-A-III and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement, any related commodity supplement and this product supplement no. UBS-11-A-III, and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement no. UBS-11-A-III, together with the relevant terms supplement, any related commodity supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours, or any written materials prepared by any Agent (as defined in “Underwriting (Conflicts of Interest)”), including UBS Financial Services Inc. The information in the relevant terms supplement, any related commodity supplement, this product supplement no. UBS-11-A-III and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. UBS-11-A-III are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, any related commodity supplement, this product supplement no. UBS-11-A-III and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. UBS-11-A-III, any related commodity supplement, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below. A separate commodity supplement or the relevant terms supplement will describe a commodity not described in this product supplement and to which the notes are linked. Capitalized terms used but not defined in this product supplement no. UBS-11-A-III have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement and any related commodity supplement. The term “note” refers to each $10 principal amount of our Return Optimization Securities Linked to a Commodity or a Basket of Commodities or Buffered Return Optimization Securities Linked to a Commodity or a Basket of Commodities, as applicable.

General

     The Return Optimization Securities and Buffered Return Optimization Securities (the “ROS” and “Buffered ROS,” respectively) are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a single commodity or the futures contracts on a single commodity (such commodity or such commodity futures contracts (collectively), as applicable, the “Commodity”) or a basket of commodities and/or commodity futures contracts (the “Basket”) as specified in the relevant terms supplement. In this product supplement, we refer to a commodity or the commodity futures contracts on a specific commodity (collectively) included in the Basket as a “Commodity,” and collectively, as the “Commodities.”

     The notes are a series of debt securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement, as well as any related commodity supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity; therefore, you must be aware of the risk that you may lose some or all of the principal amount of your notes at maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the change in the Underlying Closing Level, calculated in accordance with the formula set forth below and whether the notes have a Strike Level, Maximum Gain and/or a Buffer Percentage. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase & Co.

     The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $10 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $10, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

     The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. UBS-11-A-III and any related commodity supplement. The terms described in that document supplement those described herein and in any related commodity supplement, the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in any related commodity supplement, the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

     The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date is postponed as described below. In addition, the notes are subject to early acceleration under certain circumstances described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.” We will also specify whether or not the notes have a Strike Level, Maximum Gain and/or a Buffer Percentage and the amount of any Strike Level, Maximum Gain, Multiplier and/or Buffer Percentage in the relevant terms supplement.

     Return Optimization Securities (“ROS”)

     Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the terms of the notes), unless otherwise specified in the relevant terms supplement, for ROS, the amount you will receive at maturity is based on the Underlying Return as described below.

  If the Underlying Return is positive, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + ($10 × Underlying Return × Multiplier);

provided, however, that, if applicable, in no event will you receive at maturity an amount greater than $10 + ($10 × the Maximum Gain).

  If the Underlying Return is zero, you will receive at maturity a cash payment of $10 per $10 principal amount note.

  Your investment will be fully exposed to any decline in the value of the Underlying. If the Underlying Return is negative, you will lose 1% of the principal amount of your notes for every 1% that the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable). Under these circumstances, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + ($10 × Underlying Return)

     For ROS, you will lose some or all of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable).

     For more information about the impact of market disruption events (including the early acceleration of the amounts due and payable under the terms of the notes) please see “Description of Notes — Postponement of the Final Valuation Date,” “General Terms of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

     Buffered Return Optimization Securities (“Buffered ROS”)

     Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the terms of the notes), unless otherwise specified in the relevant terms supplement, for Buffered ROS, the amount you will receive at maturity is based on the Underlying Return and the Buffer Percentage as described below.

  If the Underlying Return is positive, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + ($10 × Underlying Return × Multiplier);

  provided, however, that if applicable, in no event will you receive at maturity an amount greater than $10 + ($10 × the Maximum Gain).

  If the Underlying Return is negative or zero, but its absolute value is less than or equal to the Buffer Percentage, you will receive at maturity a cash payment of $10 per $10 principal amount note.

  Your investment will be fully exposed to any decline in the value of the Underlying that exceeds the Buffer Percentage. If the Underlying Return is negative and its absolute value is greater than the Buffer Percentage, for every 1% that the Final Underlying Level is less than the Initial Underlying Level by more than the Buffer Percentage, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will receive at maturity a cash payment per $10 principal amount note equal to:

$10 + [$10 × (Underlying Return + Buffer Percentage)]

     For Buffered ROS, you will lose some of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable) by more than the Buffer Percentage.

     For more information about the impact of market disruption events (including the early acceleration of the amounts due and payable under the terms of the notes) please see “Description of Notes — Postponement of the Final Valuation Date,” “General Terms of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

     The “Maximum Gain,” if applicable, is a fixed percentage as specified in the relevant terms supplement.

     The “Multiplier,” is a fixed number as specified in the relevant terms supplement.

     The “Buffer Percentage,” if applicable, is a fixed percentage as specified in the relevant terms supplement.

     In this product supplement, we refer to (a) the Commodity Return or the Basket Return, as applicable, as the “Underlying Return,” (b) the Initial Commodity Price or the Initial Basket Level, as applicable, as the “Initial Underlying Level,” (c) the Final Commodity Price or the Final Basket Level, as applicable, as the “Final Underlying Level” and (d) the Closing Price of the Commodity or the Basket Closing Level, as applicable, as the “Underlying Closing Level.”

     Unless otherwise specified in the relevant terms supplement, the “Commodity Return,” as calculated by the calculation agent, is the percentage change in the Closing Price of the Commodity calculated by comparing the Final Commodity Price to the Initial Commodity Price (or Strike Level, if applicable). The relevant terms supplement will specify the manner in which the Initial Commodity Price (or Strike Level, if applicable) and the Final Commodity Price are determined. The Commodity Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Final Commodity Price – Initial Commodity Price (or Strike Level, if applicable)
Commodity Return =
Initial Commodity Price (or Strike Level, if applicable)

     Unless otherwise specified in the relevant terms supplement, the “Initial Commodity Price” means, with respect to a Commodity, the Closing Price of such Commodity on the Trade Date or such other date as specified in the relevant terms supplement.

     For notes linked to a single Commodity, the relevant terms supplement may specify a price other than the Initial Commodity Price, which we refer to as the “Strike Level,” to be used to make all calculations or determinations that would otherwise be made using the Initial Commodity Price including, but not limited to, calculating the Commodity Return. The Strike Level, if applicable, will be specified in the relevant terms supplement to be equal to either (a) a percentage of the Closing Price of the Commodity as of a specified date, or (b) a fixed amount determined without regard to the

Closing Price of the Commodity as of a particular date. For example, the relevant terms supplement may specify that the Strike Level will be 95% of the Closing Price of the Commodity on the Trade Date.

     Unless otherwise specified in the relevant terms supplement, the “Final Commodity Price” means, with respect to a Commodity, the Closing Price of such Commodity on the Final Valuation Date or such other date as specified in the relevant terms supplement.

     The relevant terms supplement may use more specific terms to refer to the Commodity Return, the Initial Commodity Price and the Final Commodity Price. For example, if the Commodity is Aluminum, the relevant terms supplement may use “Aluminum Return,” “Aluminum Starting Level” and “Aluminum Ending Level” to refer to the Commodity Return, the Initial Commodity Price and the Final Commodity Price, respectively.

     Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change in the Basket Closing Level calculated by comparing the Final Basket Level to the Initial Basket Level (or Strike Level, if applicable). The relevant terms supplement will specify the manner in which the Initial Basket Level (or Strike Level, if applicable) and the Final Commodity Price are determined. The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Final Basket Level – Initial Basket Level (or Strike Level, if applicable)
Basket Return =
Initial Basket Level (or Strike Level, if applicable)

     Unless otherwise specified in the relevant terms supplement, the “Initial Basket Level” is set equal to 100 on the Trade Date or such other relevant date as specified in the relevant terms supplement.

     For notes linked to a Basket, the relevant terms supplement may specify a value other than the Initial Basket Level, which we refer to as the “Strike Level,” to be used to make all calculations or determinations that would otherwise be made using the Initial Basket Level including, but not limited to, calculating the Basket Return. The Strike Level, if applicable, will be specified in the relevant terms supplement to be equal to either (a) a percentage of the Basket Closing Level as of a specified date, or (b) a fixed amount determined without regard to the Basket Closing Level as of a particular date. For example, the relevant terms supplement may specify that the Strike Level will be 95% of the Initial Basket Level on the Trade Date.

     Unless otherwise specified in the relevant terms supplement, “Final Basket Level” means the Basket Closing Level on the Final Valuation Date, or such other date as specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on any trading day will be calculated as follows:

100 × [1 + sum of (Commodity Return of each Commodity ×
Commodity Weighting of each such Commodity)]

     For notes linked to a Basket, with respect to each Commodity, the “Commodity Weighting” is a fixed percentage or fraction as specified in the relevant terms supplement, provided that the sum of the Commodity Weighting for all Commodities will equal 100% or 1, as applicable.

     The relevant terms supplement will specify either (i) the weight of each Commodity in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Commodity will be determined. For example, if the relevant terms supplement specifies that a Commodity is weighted to compose 18% of the value of the Basket, the Commodity Weighting for that Commodity is 18%. Alternatively, the relevant terms supplement may specify that, for a Basket consisting of two Commodities, the Commodity with the greater Commodity Return will make up 70% of the value of the Basket, and the Commodity with the lesser Commodity Return will make up 30% of the value of the Basket.

     Unless otherwise specified in the relevant terms supplement, the “Closing Price,” if applicable, of the Commodity or any relevant successor Commodity (as defined under “General Terms of Notes —Discontinuation of Trading of the Commodity on its Relevant Exchange; Alteration of Method of Calculation”) on any trading day will be:

(a)

if the Commodity is “Aluminum,” the official cash settlement price per metric ton of High Grade Primary Aluminum, stated in U.S. dollars, as determined by the London Metal Exchange (the “LME”) and displayed on Bloomberg under the symbol “LOAHDY” on such trading day,

(b)

if the Commodity is “Brent Crude,” the official settlement price on ICE Futures Europe of the first nearby month futures contract for Brent crude oil, stated in U.S. dollars, as made public by ICE Futures Europe (Bloomberg Ticker: “CO1” <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) on such trading day,

(c)

if the Commodity is “Coffee,” the official settlement price per pound on ICE Futures U.S. of the first nearby month futures contract for deliverable grade washed aribica coffee, stated in U.S. dollars, as made public by ICE Futures U.S. (Bloomberg Ticker: “KC1” <Comdty>), provided that if such date falls within the notice period for delivery of coffee under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “KC2” <Comdty>) on such trading day,

(d)

if the Commodity is “Copper,” the official cash settlement price per metric ton of Grade A Copper, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOCADY” on such trading day,

(e)

if the Commodity is “Corn,” the official settlement price per bushel on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “C 1” <Comdty>), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2” <Comdty>) on such trading day,

(f)

if the Commodity is “Cotton,” the official settlement price per pound on ICE Futures U.S. of the first nearby month futures contract for Cotton No. 2, stated in U.S. cents, as made public by ICE Futures U.S. (Bloomberg Ticker: “CT1” <Comdty>), provided that if such date falls within the notice period for delivery of cotton under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “CT2” <Comdty>) on such trading day,

(g)

if the Commodity is “Crude Oil,” the official settlement price on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI (West Texas Intermediate) crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: “CL1” <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX) then the second nearby month futures contract (Bloomberg Ticker: “CL2” <Comdty>) on such trading day,

(h)

if the Commodity is “Gold,” the official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM” on such trading day,

(i)

if the Commodity is “Heating Oil,” the official settlement price on the NYMEX of the first nearby month futures contract for fungible No. 2 heating oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: “HO1” <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: “HO2” <Comdty>) on such trading day,

(j)

if the Commodity is “Lead,” the official cash settlement price per metric ton of Standard Lead, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOPBDY” on such trading day,

(k)

if the Commodity is “Natural Gas,” the official settlement price on the NYMEX of the first nearby month futures contract for Henry Hub Natural Gas, stated in U.S. dollars, as made public by the NYMEX (Bloomberg Ticker: “NG1” <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: “NG2” <Comdty>) on such trading day,

(l)

if the Commodity is “Nickel,” the official cash settlement price per metric ton of Primary Nickel, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LONIDY” on such trading day,

(m)

if the Commodity is “Palladium,” the official afternoon Palladium fixing per troy ounce gross of Palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM and displayed on Bloomberg under the symbol “PLDMLNPM.” on such trading day,

(n)

if the Commodity is “Platinum,” the official afternoon Platinum fixing per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM and displayed on Bloomberg under the symbol “PLTMLNPM.” on such trading day,

(o)

if the Commodity is “RBOB gasoline,” the official settlement price per gallon on the NYMEX of the first nearby month futures contract for non-oxygenated blendstock gasoline, stated in U.S. cents, as made public by the NYMEX (Bloomberg Ticker: “XB1” <Comdty>), provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: “XB2” <Comdty>), on such trading day,

(p)

if the Commodity is “Silver,” the official Silver fixing per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the LBMA and displayed on Bloomberg under the symbol “SLVRLN” on such trading day,

(q)

if the Commodity is “Soybean Meal,” the official settlement price per ton on the CBOT of the first nearby month futures contract for deliverable grade Soybean Meal, stated in U.S. dollars, as made public by the CBOT (Bloomberg Ticker: “SM1” <Comdty>), provided that if such date falls within the notice period for delivery of soybean meal under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “SM2” <Comdty>) on such trading day,

(r)

if the Commodity is “Soybeans,” the official settlement price per bushel on the CBOT of the first nearby month futures contract for deliverable grade Soybeans, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “S 1” <Comdty>), provided that if such date falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “S 2” <Comdty>) on such trading day,

(s)

if the Commodity is “Sugar,” the official settlement price per pound on ICE Futures U.S. of the first nearby month futures contract for deliverable grade cane Sugar, stated in U.S. cents, as made public by ICE Futures U.S. (Bloomberg Ticker: “SB1” <Comdty>), provided that if such date falls within the notice period for delivery of sugar under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “SB2” <Comdty>) on such trading day,

(t)

if the Commodity is “Wheat,” the official settlement price per bushel on the CBOT of the first nearby month futures contract for deliverable grade Wheat, stated in U.S. cents, as made public by the CBOT (Bloomberg Ticker: “W 1” <Comdty>), provided that if such date falls within the notice period for delivery of wheat under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “W 2” <Comdty>) on such trading day,

(u)

if the Commodity is “Zinc,” the official cash settlement price per metric ton of Special High Grade Zinc, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg under the symbol “LOZSDY” on such trading day, and

(v)

if the Commodity is a commodity not described in this product supplement, a separate commodity supplement or the related terms supplement will provide the Commodity Price of such additional commodity on such trading day.

     “Relevant exchange” means, with respect to a Commodity and any relevant successor Commodity, the LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA, LPPM or any primary exchange or market of trading related to the Commodity or successor Commodity, as applicable, or any futures or options contracts relating to the Commodity or such successor Commodity, as applicable.

     All references to the LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA or LPPM with respect to the applicable Commodity will also be deemed to refer to any relevant successor exchange with respect to the applicable Commodity.

     A “trading day” is, unless otherwise specified in the relevant terms supplement, (a) if the Commodity is Gold, Silver, Palladium or Platinum (each a “Precious Metal”), a day, as determined by the calculation agent, on which the relevant exchange is open to effectuate delivery of the relevant Precious Metal and (b) if the Commodity is not a Precious Metal, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange with respect to the applicable Commodity.

     A “scheduled trading day” is, with respect to the Commodity or any relevant successor Commodity, a day, as determined by the calculation agent, on which the relevant exchange is scheduled to open for trading for its regular trading session.

     The “Trade Date,” is the day on which we price the notes for initial sale to the public and will be specified in the relevant terms supplement.

     The “Settlement Date,” is the day on which we issue the notes for initial delivery to investors and will be specified in the relevant terms supplement.

     The Final Underlying Level will be determined on a single date, which we refer to as the “Final Valuation Date,” as specified in the relevant terms supplement. The Final Valuation Date is subject to adjustment as described under “— Postponement of the Final Valuation Date” below.

     The maturity date will be specified in the relevant terms supplement and is subject to adjustment as described below. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the Final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.” In addition, the maturity date may be accelerated if there is a commodity hedging disruption event or an event of default. See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” and “General Terms of Notes — Payment upon an Event of Default.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Postponement of the Final Valuation Date

     Notes Linked to a Single Commodity

     If the Final Valuation Date is not a trading day or there is a market disruption event on the Final Valuation Date (any such day, a “Disrupted Day”), the Final Valuation Date will be postponed to the immediately succeeding business day that is not a Disrupted Day.

     The Final Valuation Date may be postponed as described above for up to ten scheduled trading days following the originally scheduled Final Valuation Date. If the tenth scheduled trading day following the originally scheduled Final Valuation Date is a Disrupted Day, the calculation agent will determine the Closing Price for the Final Valuation Date on the eleventh scheduled trading day following the originally scheduled Final Valuation Date in accordance with the formula for and method of calculating such official settlement price or fixing level, as applicable, last in effect prior to the applicable Disrupted Day, using the official settlement price or fixing level, as applicable (or, if trading in the relevant futures contracts or commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the official settlement price or fixing level, as applicable, that would have prevailed but for such suspension or limitation or non-trading day) on such eleventh scheduled trading day.

     Notes Linked to a Basket

     If the Final Valuation Date is not a trading day with respect to any Commodity or there is a market disruption event with respect to any Commodity on the Final Valuation Date (any such day, a “Disrupted Day” and any such Commodity affected by a non-trading day or a market disruption event, a “Disrupted Commodity”), the Final Valuation Date will be postponed to the immediately succeeding business day that is not a Disrupted Day for any such Disrupted Commodity; provided that the Closing Price of each Commodity on the Final Valuation Date, as postponed, will be:

(a)	for each Commodity (other than any such Disrupted Commodity) (an “Unaffected Commodity”), the Closing Price on the originally scheduled Final Valuation Date; and

(b)	for any such Disrupted Commodity, the Closing Price on the immediately succeeding business day for such Disrupted Commodity that is not a Disrupted Day for such Disrupted Commodity.

     For the avoidance of doubt, if the Final Valuation Date is to be postponed as described above, and there are two or more Disrupted Commodities and the first business day that is not a Disrupted Day for the first Disrupted Commodity is different from such business day for one or more of the other Disrupted Commodities, the Final Valuation Date will be postponed to the latest of such business days. Under these circumstances, the calculation agent will calculate the Basket Closing Level for the Final Valuation Date using the Closing Prices of the Disrupted Commodities on different business days.

     For example, if a Basket consists of two Commodities, Commodity A and Commodity B, and February 1, 2011, the Final Valuation Date, is a Disrupted Day with respect to Commodity A but not with respect to Commodity B, the Basket Closing Level will be calculated on February 2, 2011 using the Closing Price for Commodity A on February 2, 2011 and the Closing Price for Commodity B on February 1, 2011 (assuming February 2, 2011 is not a Disrupted Day with respect to Commodity A).

     The Final Valuation Date may be postponed as described above for up to ten scheduled trading days following the originally scheduled Final Valuation Date. If the tenth scheduled trading day following the originally scheduled Final Valuation Date is a Disrupted Day with respect to any Disrupted Commodity, the calculation agent will determine the Closing Price for any such Disrupted Commodity for the Final Valuation Date on the eleventh scheduled trading day following the originally scheduled Final Valuation Date in accordance with the formula for and method of calculating such official settlement price or fixing level, as applicable, last in effect prior to the applicable Disrupted Day, using the official settlement price or fixing level, as applicable (or, if trading in the relevant futures contracts or commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the official settlement price or fixing level, as applicable, that would have prevailed but for such suspension or limitation or non-trading day), of such Disrupted Commodity on such eleventh scheduled trading day.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity in excess of any applicable buffer percentage (subject to the credit risk of JPMorgan Chase & Co.). Investing in the notes is not equivalent to investing directly in any Commodity, the futures contracts underlying any Commodity, or any futures contracts, exchange-traded or over-the-counter instruments based on, or other instruments linked to, any Commodity. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not pay interest or guarantee the full return of your investment. A decrease in the value of the Underlying may lead to a loss of some or all of your investment at maturity.

     The notes do not pay interest and may not return any of your investment in excess of any applicable buffer percentage (subject to the credit risk of JPMorgan Chase & Co.). The amount payable at maturity, if any, will be determined pursuant to the terms described in this product supplement no. UBS-11-A-III, any related commodity supplement and the relevant terms supplement. The relevant terms supplement will specify whether the notes have a Strike Level.

     For ROS, you will lose some or all of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable).

     For Buffered ROS, you will lose some of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable) by more than the Buffer Percentage.

The notes are subject to the credit risk of JPMorgan Chase & Co.

     The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we are unable to meet our payment obligations as they come due, investors may not receive any amounts owed to them under the notes and they could lose their entire investment.

We or our affiliates may have adverse economic interests to the holders of the notes.

     JPMS and other affiliates of ours trade commodities, futures contracts on commodities, options on such futures contracts and other financial instruments related to such futures contracts, options or commodities on a regular basis, for their accounts and for other accounts under their management. JPMS and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to one or more Commodities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the Closing Price of one or more Commodities and, accordingly, could affect the payment you receive at maturity.

     In the course of our business, we or our affiliates may acquire non-public information about one or more Commodities, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about one or more Commodities. Any prospective purchaser of notes should undertake an independent investigation of each relevant Commodity as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the Closing Price of one or more Commodities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     JPMS, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Basket Level, if applicable, any Initial Commodity Price, the Strike Level, if applicable, the Final Basket Level, if applicable, any Final Commodity Price, the Basket Return, if applicable, any Commodity Return and the amount, if any, that we will pay you at maturity. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any relevant Commodity, the amount payable to you in the event of an early acceleration due to a commodity hedging disruption event and whether there has been a material change in the method of calculation of any relevant Commodity so that such Commodity does not, in the opinion of the calculation agent, fairly represent the Closing Price of such Commodity (or relevant successor Commodity, if applicable) had those modifications not been made. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the calculation agent, is entitled to exercise discretion.

The appreciation potential of the notes is limited to the Maximum Gain, if applicable.

     If the notes are subject to a Maximum Gain, the appreciation potential of the notes will be limited to the Maximum Gain. Any applicable Maximum Gain will be a percentage that we will determine on the Trade Date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Gain for the notes, the appreciation potential of the notes will be limited to that Maximum Gain even if the Underlying Return multiplied by the Multiplier is greater than that Maximum Gain.

Any applicable multiplier applies only at maturity.

     You should be willing to hold the notes to maturity. If you are able to sell the notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of any applicable Multiplier or the notes themselves, and the return you realize may be less than the Underlying Return even if such return is positive and does not exceed any applicable Maximum Gain. You can receive the full benefit of any applicable Multiplier and earn the potential maximum return from us only if you hold the notes to maturity.

Any applicable buffer percentage applies only at maturity.

     You should be willing to hold the notes to maturity. If you are able to sell the notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the absolute value of the negative Underlying Return does not exceed any applicable buffer percentage.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities LLC, or JPMS, may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Final Underlying Level may be less than the Underlying Closing Level at the maturity date of the notes or at other times during the term of the notes.

     Because the Final Underlying Level is calculated based on the Underlying Closing Level on the Final Valuation Date, as specified in the relevant terms supplement, the Underlying Closing Level at the maturity date or at other times during the term of the notes, including dates near the Final Valuation Date, could be greater than the Final Underlying Level. This difference could be particularly large if there is a significant increase in the Underlying Closing Level after the Final Valuation Date, if there is a significant decrease in the Underlying Closing Level around the time of the Final Valuation Date or if there is significant volatility in the Underlying Closing Level during the term of the notes (especially on dates near the Final Valuation Date). For example, when the Final Valuation Date is near the end of the term of the notes, then if the Underlying Closing Levels increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Underlying Level (or Strike Level, if applicable), the Final Underlying Level may be significantly less than if it were calculated on a date earlier than the Final Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in one or more Commodities, any of the futures contracts underlying one or more Commodities, or any futures contracts, exchange-traded or over-the-counter instruments based on, or other instruments linked to, one or more Commodities.

The notes are not designed to be short-term trading instruments.

     The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Underlying has appreciated since the Trade Date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the value of the Underlying on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the value of the Underlying. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including, but not limited to:

  the expected frequency and magnitude of changes in the market price of any Commodity (volatility);

  the time to maturity of the notes;

  supply and demand trends at any time for any Commodity or the exchange-traded futures contracts on any Commodity;

  economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect any Commodity or commodity markets generally;

  the market price of any Commodity or the exchange-traded futures contracts on any Commodity;

  interest and yield rates in the market generally;

  the time remaining to the maturity of the notes; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your notes at a substantial discount from the principal amount if the Final Underlying Level is at, below or not sufficiently above the Initial Underlying Level (or Strike Level, if applicable).

     You cannot predict the future performance of the Underlying based on its historical performance. The value of the Underlying may decrease such that you may not receive any return of your investment. For ROS, you will lose some or all of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable). For Buffered ROS, you will lose some of your investment at maturity if the Final Underlying Level is less than the Initial Underlying Level (or Strike Level, if applicable) by more than the Buffer Percentage. There can be no assurance that the value of the Underlying will not decrease so that at maturity, you will not lose some or all of your investment.

If the value of the Underlying changes, the market value of your notes may not change in the same manner.

     Owning the notes is not the same as owning any Commodity, the futures contracts underlying any Commodity or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, any Commodity. Accordingly, changes in the value of the Underlying may not result in a comparable change in the market value of the notes. If the Underlying Closing Level on any trading day increases above the Initial Underlying Level (or Strike Level, if applicable), the value of the notes may not increase comparably, if at all. It is possible for the value of the Underlying to increase moderately while the value of the notes declines.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes is likely to adversely affect the value of the notes prior to maturity.

     While the payment at maturity, if any, will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes. Such estimated cost includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of such compensation or other transaction costs.

Owning the notes is not the same as owning one or more Commodities or certain other commodity-related contracts directly.

     The return on your notes will not reflect the return you would realize if you actually purchased one or more Commodities or exchange-traded or over-the-counter instruments based on one or more Commodities. You will not have any rights that holders of such assets or instruments have.

The notes are not regulated by the Commodity Futures Trading Commission.

     The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the notes will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” We are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the value of the Underlying on the Final Valuation Date and calculating the Underlying Return and the amount, if any, that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Final Valuation Date and the maturity date will be postponed. In the event of such a postponement, the Closing Price of one or more Commodities for the Final Valuation Date may not be the official settlement price or fixing level published on that date, but may be determined by the calculation agent in the manner described under “Description of Notes — Payment at Maturity” or “Description of Notes — Postponement of the Final Valuation Date,” as applicable, which may adversely affect the return on your investment in the notes. In addition, if we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes, we have the right, but not the obligation, to accelerate the payment on your notes and pay you an amount determined in good faith in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “Description of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. The IRS might not accept, and a court might not uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. UBS-11-A-III and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may acquire the notes only for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

Risks Relating to a Basket

The Commodities may not be equally weighted.

     Unless otherwise specified in the relevant terms supplement, the Commodities may have different weights in determining the value of the Basket, depending on the Commodity Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the basket consists of five Commodities and that the Commodity Weightings are 25%, 30%, 15%, 20% and 10% respectively. One consequence of such an unequal weighting of the Commodities is that the same percentage change in two of the Commodities may have different effects on the Basket Closing Level. For example, if the Commodity Weighting for Commodity A is greater than the Commodity Weighting for Commodity B, a 5% decrease in Commodity A will have a greater effect on the Basket Closing Level than a 5% decrease in Commodity B.

The weight of each Commodity may be determined on a date other than the Trade Date.

     If so specified in the relevant terms supplement, the weight of each Commodity in the Basket may be determined on a date or dates other than the Trade Date. For example, the relevant terms supplement may specify that the weights of the Commodities in the Basket will be determined based on the relative magnitude of the Commodity Return of each Commodity on the Final Valuation Date. As a result, if the relevant terms supplement so specifies, you will not know the weight assigned to each Commodity until a date later than the Trade Date, and you may not know the weight assigned to each Commodity in the Basket prior to the Final Valuation Date.

Changes in the value of the Commodities may offset each other.

     Price movements in the Commodities may not correlate with each other. At a time when the value of one or more of the Commodities increases, the value of the other Commodities may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, increases in the value of one or more of the Commodities may be moderated, or more than offset, by lesser increases or declines in the level of the other Commodity or Commodities, particularly if the Commodity or Commodities that appreciate are of relatively low weight in the Basket. There can be no assurance that the Final Basket Level will be higher than the Initial Basket Level. You may lose some or all of your investment in the notes if the Final Basket Level is lower than the Initial Basket Level.

Price movements in the Commodities may be highly correlated.

     High correlation of price movements in the Commodities during periods of negative returns among the Commodities could have an adverse effect on your return on your investment at maturity. However, the price movements in the Commodities may become uncorrelated in the future. Accordingly, at a time when the value of one or more of the Commodities increases, the value of the other Commodities may not increase as much or may even decline. See “— Changes in the value of the Commodities may offset each other” above.

Risks Relating to a Commodity

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the notes.

     The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a trading day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the Closing Price of a Commodity and, therefore, the value of your notes.

The commodity futures contracts, if applicable, underlying a Commodity are subject to legal and regulatory regimes that may change in ways that could affect our ability to hedge our obligations under the notes, and/or could lead to the early acceleration of your notes.

     Futures contracts and options on futures contracts, including those on which a Commodity may be based, are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of noteholders.

     For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC, with respect to physical commodities other than excluded commodities as defined by the CFTC, to establish limits on the amount of positions, other than bona fide hedge positions, that may be held by any person in futures contracts, options on futures contracts or on commodities traded on or subject to the rules of a designated contract market, or any swaps that are economically equivalent to such contracts or options. The Dodd-Frank Act also requires the CFTC to establish limits for each month, including related hedge exemption positions, on the aggregate number or amount of positions in contracts based upon the same underlying commodity, as defined by the CFTC, that may be held by any person, including any group or class of traders. In addition, designated contract markets and swap execution facilities, as defined in the Dodd-Frank Act, are required to establish and enforce position limits or position accountability requirements on their own markets or facilities.

     In addition, upon the occurrence of legal or regulatory changes that the calculation agent determines have interfered with our or our affiliates’ ability to hedge our obligations under the notes, or if for any other reason we or our affiliates are unable to enter into or maintain hedge positions the calculation agent deems necessary to hedge our obligations under the notes, we may, in our sole and absolute discretion, accelerate the payment on your notes early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

One or more Commodities may be subject to pronounced risks of pricing volatility.

     As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these contracts are rolled forward every month. Contracts based on certain other commodities, most notably agricultural and livestock products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month, and can have further pronounced pricing volatility during extended periods of low liquidity. The risk of aberrational liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities. In respect of commodities that represent energy, it should be noted that due to the significant level of continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages. These factors (when combined or in isolation) may affect the price of futures contracts and, as a consequence, the performance of the notes linked to such futures contracts.

Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in one or more Commodities.

     A decline in the price of one or more Commodities may have a material adverse effect on the value of the notes and your return on an investment in the notes. The prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The price volatility of a commodity also affects the value of the futures and forward contracts related to that commodity. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the particular commodity in question. The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Many commodities are also highly cyclical. These factors, some of which are specific to the nature of each such commodity, as discussed, may affect the value of the Underlying in varying ways, and different factors may cause the values of different commodities and different commodity futures contracts to move in inconsistent directions at inconsistent rates. This, in turn, may affect the value of the notes. It is not possible to predict the aggregate effect of all or any combination of these factors.

     The notes provide one avenue for exposure to commodities. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.

An investment in the notes may not offer direct exposure to physical commodities.

     If the notes are linked to one or more Commodities that are futures contracts on a commodity, the notes will reflect the return on such commodity futures contracts, not the return on the physical commodities underlying such commodity futures contracts. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that reflects the return on physical commodities.

An investment in the notes may be subject to risks associated with the London Metal Exchange.

     The notes may be linked in whole or in part to a commodity (Aluminum, Copper, Lead, Nickel and Zinc) that is traded on the London Metal Exchange (the “LME”). Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

     In addition, the LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery up to 63, 27 and 15 months forward (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any trading day during the Monitoring Period, the official U.S. dollar cash settlement prices per metric ton of the Commodity and, consequently, the Commodity Return, could be adversely affected.

An investment in the notes may be subject to risks associated with the London Bullion Market Association.

     The notes may be linked in whole or in part to a commodity (Gold and Silver) that is traded on the London Bullion Market Association (the “LBMA”). Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

     The Closing Prices of Gold and Silver will be determined by reference to fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of Gold and Silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

An investment in the notes may be subject to risks associated with ICE Futures Europe.

     The notes may be linked in whole or in part to a commodity (Brent Crude) that is traded on ICE Futures Europe. Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

An investment in the notes may be subject to risks associated with the London Platinum and Palladium Market Association.

     The notes may be linked in whole or in part to a commodity (Palladium and Platinum) that is traded on the London Platinum and Palladium Market Association (the “LPPM”). Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

     The Closing Prices of Palladium and Platinum will be determined by reference to fixing prices reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants that is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of Palladium and Platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The prices of commodities are volatile and are affected by numerous factors, certain of which are specific to the market for each commodity.

     A decrease in the price of one or more Commodities may have a material adverse effect on the value of the notes and your return on your investment in the notes. A Commodity is subject to the effect of numerous factors, certain of which are specific to the market for each commodity to which your notes may be linked, as discussed below.

     Aluminum

     The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials. It is not possible to predict the aggregate effect of all or any combination of these factors.

     Brent Crude

     The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

     Coffee

     The price of coffee is primarily affected by the global demand for and supply of coffee, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for coffee is significantly influenced by human consumption, retail prices, social trends, lifestyle changes and market power all of which are subject to fluctuation. The supply of coffee is dependent on many factors including weather patterns such as floods, drought and freezing conditions, government regulation, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of coffee. Additionally, since most coffee is grown in Latin America, Southeast Asia and Africa, coffee crops may be subject to supply disruption as a result of political instability, natural disasters, pestilence, wars or civil upheavals in such regions. Changes in supply and demand may have an adverse effect on the price of coffee. In addition, technological advances and scientific developments could lead to increases in worldwide production of coffee and corresponding decreases in the price of coffee.

     Copper

     The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

     Corn

     The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

     Cotton

     The price of cotton is primarily affected by the global demand for and supply of cotton, but is also significantly influenced by speculative actions and by currency exchange rates. In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals. Demand for cotton has generally increased with worldwide growth and prosperity.

     Crude Oil

     The price of WTI light sweet crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

     Gold

     The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

     Heating Oil

     The level of global industrial activity influences the demand for heating oil. In addition, the seasonal temperatures in countries throughout the world can heavily influence the demand for heating oil. Heating oil is generally used to fuel heat furnaces for buildings. Heat oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

     Lead

     The price of lead is primarily affected by the global demand for and supply of lead, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for lead is significantly influenced by the level of global industrial economic activity. The storage battery industrial sector is particularly important to demand for lead given that the use of lead in the manufacture of batteries accounts for a significant percentage of world-wide lead demand. Growth in the production of batteries will drive lead demand. The power generation industrial sector is also important to demand for lead given that the use of lead in the manufacture of power generation units accounts for a significant percentage of world-wide lead demand. Additional applications of lead include gasoline additives, pigments, chemicals and crystal glass. Use in the manufacture of these products will also influence demand for lead. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of lead is widely spread around the world. The supply of lead is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. A critical factor influencing supply is the environmental and regulatory regimes of the countries in which lead is mined and processed. It is not possible to predict the aggregate effect of all or any combination of these factors.

     Natural Gas

     Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry, in part because it burns more cleanly and has minimal impact on the environment. Many utilities, for example, have shifted away from coal or oil to natural gas to produce electricity. The demand for natural gas has also traditionally been cyclical, with higher demand during the months of winter and lower demand during the warmer summer months. In addition, the seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces: inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. Supplying natural gas in order to meet this demand, however, is dependent on a number of factors. These factors may be broken down into two segments: those factors that affect the short term supply and general barriers to increasing supply. In turn, factors that affect the short term supply are as follows: the availability of skilled workers and equipment, permitting and well development and weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). Similarly, the other more general barriers to the increase in supply of natural gas are: access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

     Nickel

     The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

     Palladium

     The price of Palladium has fluctuated widely over the past several years. Because the Palladium supply is both limited and concentrated, any disruptions in the Palladium supply tend to have an exaggerated effect on the price of Palladium. Key factors that may influence prices are the policies and production and cost levels in the most important Palladium-producing countries, in particular, Russia, South Africa and Canada (which together account for over 80% of production), the size and availability of the Russian Palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of Palladium in times of crises may also have a short-term negative impact on the price of Palladium and may adversely affect the value of the notes. For example, the 2008 financial crisis resulted in significantly depressed prices of Palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair Palladium’s price performance which may, in turn, have an adverse effect on the value of the notes. Palladium is used in a variety of industries, in particular the automotive industry. Demand for Palladium from the automotive industry, which uses Palladium as a catalytic converter, accounts for more than 50% of the industrial use of Palladium, and a renewed decline in the global automotive industry may impact the price of Palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries.

     Platinum

     The price of platinum is primarily affected by the global demand for and supply of platinum. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries. Platinum is used in a variety of industries and the automotive industry. Demand for platinum from the automotive industry which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

     RBOB Gasoline

     The level of global industrial activity influences the demand for non-oxygenated gasoline. In addition, the demand has seasonal variations, which occur during “driving seasons” usually considered the summer months in North America and Europe. Non-oxygenated gasoline is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of non-oxygenated gasoline.

     Silver

     The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography and jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

     Soybean Meal

     The price of soybean meal is primarily affected by the global demand for and supply of soybean meal, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Soybean meal is used primarily as an animal feed ingredient and therefore demand for soybean meal is significantly influenced by the level of global livestock production. Soybean meal production is dominated by the United States, China, Brazil, Argentina and India. Governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally, in these countries could affect the supply and price of soybean meal. Extrinsic factors also affect soybean meal prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.

     Soybeans

     The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. This includes the use of soybeans for the production of animal feed, vegetable oil, edible soybean oil and biodiesel all of which may have a major impact on worldwide demand for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as crop yields, natural disasters, pestilence, wars and political and civil upheavals. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of soybeans. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

     Sugar

     Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

     Wheat

     The price of wheat is primarily affected by the global demand for and supply of wheat, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and fiscal and monetary issues, more generally. Human consumption and alternative uses for wheat and other grains in manufacturing and other industries may also affect the price of Wheat. Wheat prices may also be influenced by or dependant on subsidies, tariffs, retail prices, social trends, lifestyle changes and market power. Extrinsic factors also affect grain prices such as natural disasters, pestilence, wars and political and civil upheavals. Substitution of other commodities for wheat could also impact the price of wheat. The supply of wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat. China, India and the United States are the three largest suppliers of wheat crops.

     Zinc

     The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments. It is not possible to predict the aggregate effect of all or any combination of these factors.

The relevant exchange has no obligation to consider your interests.

     The relevant exchange is responsible for calculating the official settlement price or fixing level, as applicable, for the Commodity. The relevant exchange may alter, discontinue or suspend calculation or dissemination of the official settlement price or fixing level, as applicable, for the Commodity. Any of these actions could adversely affect the value of the notes. The relevant exchange has no obligation to consider your interests in calculating or revising the official settlement price or fixing level, as applicable, for the Commodity.

     If the notes are linked in whole or in part to a commodity not described in this product supplement, a separate commodity supplement or the relevant terms supplement may provide additional risk factors relating to such commodity.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes. We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties.

     Unless otherwise specified in the relevant terms supplement, the original issue price of the notes will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit, which in no event will exceed $0.35 per $10 principal amount note, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in one or more commodities, futures contracts on one or more commodities or options on such futures contracts or, futures contracts on exchange-traded or over-the-counter instruments based on one or more Commodities or other instruments the value of which is derived from one or more Commodities. While we cannot predict an outcome, such hedging activities or other hedging or investment activities of ours could potentially increase the Closing Price of one or more Commodities on any trading day as well as the Initial Underlying Level, and, therefore, effectively establish a higher level that the Underlying must achieve for you to obtain a return on your investment or to avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in one or more commodities, futures contracts on one or more commodities or options on such futures contracts or, futures contracts on exchange-traded or over-the-counter instruments based on one or more Commodities or other instruments the value of which is derived from one or more Commodities. Although we have no reason to believe that any of these activities will have a material impact on the value of the Underlying or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparties may take in connection with our hedging activity.

THE COMMODITIES

     We have derived all information regarding the commodities contained in this product supplement no. UBS-11-A-III, including, without limitation, their respective make-up and method of calculation, from publicly available information. Information related to the commodities futures contracts which trade on the London Metal Exchange (the “LME”), ICE Futures Europe, ICE Futures U.S., the New York Mercantile Exchange (the “NYMEX”), the Chicago Board of Trade (the “CBOT”), the London Bullion Market Association (the “LBMA”) or the London Platinum and Palladium Market (“LPPM”) reflects the policies of, and is subject to change by, the LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA or the LPPM as applicable. We make no representation or warranty as to the accuracy or completeness of such information.

     The notes may be linked to the performance of some or all of the following twenty-one commodities (each a “Commodity,” and together, the “Commodities”) — Aluminum, Copper, Lead, Nickel and Zinc, which trade on the LME; Brent Crude, which trades on ICE Futures Europe; Coffee, Cotton and Sugar, which trade on ICE Futures U.S.; Corn, Soybean Meal, Soybeans and Wheat, which trade on the CBOT; Gold and Silver, which trade on the LBMA; Crude Oil, Heating Oil, Natural Gas and RBOB Gasoline, which trade on the NYMEX; and Palladium and Platinum, which trade on the LPPM.

     We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

     The official settlement price or fixing level for each Commodity will be determined as described below. If any Bloomberg symbol for a particular Commodity differs from, or is more precise than, any Bloomberg symbol specified below, we will set forth the different, or more precise, Bloomberg symbol in the relevant terms supplement.

  Aluminum – The official U.S. dollar cash settlement price of Aluminum is the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOAHDY.” The official U.S. dollar cash settlement price of Aluminum is determined by reference to the LME’s “High Grade Primary Aluminum Contract.”

  Brent Crude – The official U.S. dollar cash settlement price of Brent Crude is the official U.S. dollar cash settlement price (express in dollars per barrel) for Brent Crude of the futures contract in respect of the first nearby month quoted by ICE Futures Europe and displayed on Bloomberg under the symbol “CO1” <Comdty>, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) on such trading day.

  Coffee – The official U.S. dollar settlement price of Coffee is the official U.S. dollar settlement price (expressed in dollars per pound) for the first nearby month futures contract for deliverable grade washed aribica coffee, quoted by ICE Futures U.S. and displayed on Bloomberg under the symbol “KC1” <Comdty>, provided that if such date falls within the notice period for delivery of coffee under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.) then the second nearby month futures contract (Bloomberg Ticker: “KC2” <Comdty>) on such trading day.

  Copper – The official U.S. dollar cash settlement price of Copper is the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOCADY.” The official U.S. dollar cash settlement price of Copper is determined by reference to the LME’s “Copper — Grade A Contract.”

  Corn – The official U.S. dollar settlement price of Corn is the official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for #2 Yellow Corn, quoted by the CBOT and displayed on Bloomberg under the symbol “C 1” <Comdty>, provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2” <Comdty>) on such trading day.

  Cotton – The official U.S. dollar settlement price of Cotton is the official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for Cotton No. 2, quoted by ICE Futures U.S. and displayed on Bloomberg under the symbol “CT1” <Comdty>, provided that if such date falls within the notice period for delivery of cotton under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “CT2” <Comdty>) on such trading day.

  Crude Oil – The official U.S. dollar cash settlement price of Crude Oil is the official U.S. dollar cash settlement price (expressed in dollars per barrel) of the first nearby month WTI light sweet crude oil futures contract, quoted by NYMEX and displayed on Bloomberg under the symbol “CL1” <Comdty>, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX) then the second nearby month futures contract (Bloomberg Ticker: “CL2” <Comdty>) on such trading day.

  Gold – The official afternoon fixing level in U.S. dollars per troy ounce quoted by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM.”

  Heating Oil – The official U.S. dollar cash settlement price of Heating Oil is the official U.S. dollar cash settlement price (expressed in dollars per gallon) of the first nearby months fungible No. 2 heating oil futures contract, quoted by the NYMEX and displayed on Bloomberg under the symbol “HO1” <Comdty>, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: “HO2” <Comdty>) on such trading day.

  Lead – The official U.S. dollar cash settlement price of Lead is the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOPBDY.” The official U.S. dollar cash settlement price of Lead is determined by reference to the LME’s “Standard Lead Contract.”

  Natural Gas – The official U.S. dollar cash settlement price of Natural Gas is the official U.S. dollar cash settlement price (expressed in dollars per million British thermal units) of the first nearby Henry Hub natural gas futures contract, quoted by NYMEX and displayed on Bloomberg under the symbol “NG1” <Comdty>, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: “NG2” <Comdty>) on such trading day.

  Nickel – The official U.S. dollar cash settlement price of Nickel is the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LONIDY.” The official U.S. dollar cash settlement price of Nickel is determined by reference to the LME’s “Primary Nickel Contract.”

  Palladium – The afternoon fixing level per troy ounce gross of Palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM and displayed on Bloomberg under the symbol “PLDMLNPM.”

  Platinum – The afternoon fixing level per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM and displayed on Bloomberg under the symbol “PLTMLNPM.”

  RBOB Gasoline – The official U.S. dollar cash settlement price of RBOB Gasoline is the official U.S. dollar cash settlement price (expressed in dollars per gallon) of the first nearby non-oxygenated blendstock gasoline futures contract, quoted by NYMEX and displayed on Bloomberg under the symbol “XB1” <Comdty>, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg Ticker: “XB2” <Comdty>) on such trading day.

  Silver – The official fixing level in U.S. dollars per troy ounce (expressed in cents) as determined by the market making members of the LBMA at 12:00 p.m. each business day and quoted by the LBMA and displayed on Bloomberg under the symbol “SLVRLN.”

  Soybean Meal – The official U.S. dollar settlement price of Soybean Meal is the official U.S. dollar settlement price (expressed in dollars per ton) for the first nearby month futures contract for deliverable grade Soybean Meal as quoted by the CBOT and displayed on Bloomberg under the symbol “SM1” <Comdty>, provided that if such date falls within the notice period for delivery of soybean meal under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “SM2” <Comdty>) on such trading day.

  Soybeans – The official U.S. dollar settlement price of Soybeans is the official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for deliverable grade Soybeans as quoted by the CBOT and displayed on Bloomberg under the symbol “S 1” <Comdty>, provided that if such date falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “S 2” <Comdty>) on such trading day.

  Sugar – The official U.S. dollar settlement price of Sugar is the official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for deliverable grade cane sugar, quoted by ICE Futures U.S. and displayed on Bloomberg under the symbol “SB1” <Comdty>, provided that if such date falls within the notice period for delivery of sugar under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “SB2” <Comdty>) on such trading day.

  Wheat – The official U.S. dollar settlement price of Wheat is the official settlement price (expressed in cents per bushel) for the first nearby month futures contract for deliverable grade wheat as quoted by the CBOT and displayed on Bloomberg under the symbol “W 1” <Comdty>, provided that if such date falls within the notice period for delivery of wheat under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “W 2” <Comdty>) on such trading day.

  Zinc – The official U.S. dollar cash settlement price of Zinc is the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOZSDY.” The official U.S. dollar cash settlement price of Zinc is determined by reference to the LME’s “Special High Grade Zinc Contract.”

     For information regarding how the Commodity Return will be calculated if the settlement prices or fixing levels of one of the Commodities is not calculated by the LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA or the LPPM or published by Bloomberg, see ““General Terms of Notes — Discontinuation of Trading of the Commodity on its Relevant Exchange; Alteration of Method of Calculation” below.

The London Metal Exchange

     The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of copper, lead, zinc, aluminum and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to the over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers. In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, historically LME contracts used to be established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract. Currently, LME contracts may be established for monthly delivery up to 15, 27 and 63 months forward (depending on the commodity). Further, because it is a principals’ forward market, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

     The LME is not a cash-cleared market. Both interoffice and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlements costs. The LME is subject to regulation by the Securities and Investments Board.

     The bulk of trading on the LME is transacted through inter-office dealing which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:40 a.m. to 1:10 p.m. and from 2:55 to 4:15 p.m., London time. The two sessions are each broken down into two rings made up of five minutes’ trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros. Prices are quoted in U.S. dollars.

     Copper has traded on the LME since its establishment. The Copper Contract was upgraded to High Grade Copper in November 1981 and again to today’s Grade-A Contract which began trading in June 1986. Lead and zinc were officially introduced in 1920. Zinc has undergone a number of upgrades, most recently with the introduction of the special high grade contract in June 1986. Primary Aluminum was introduced as a 99.5% contract in December 1978 and today’s High Grade Primary Aluminum Contract began trading in August 1987. Nickel joined the exchange the year after aluminum, in April 1979. The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel and zinc.

ICE Futures Europe and ICE Futures U.S.

     General

     In May 2000, IntercontinentalExchange, Inc. (“ICE”), was established, with its founding shareholders representing some of the world’s largest energy companies and global banks. ICE’s mission was to transform over-the-counter energy markets by providing an open, accessible, around-the-clock electronic energy marketplace to a previously fragmented and opaque market. ICE offered the energy community price transparency, more efficiency, greater liquidity and lower costs than manual trading, such as voice or floor markets. In June 2001, ICE expanded its business into futures trading by acquiring the International Petroleum Exchange (the “IPE”), now ICE Futures Europe, which operated Europe’s leading regulated energy futures exchange. Since 2003, ICE has partnered with the Chicago Climate Exchange to host its electronic marketplace. In April 2005, the entire ICE portfolio of energy futures became fully electronic. In November 2005, ICE completed its IPO on the New York Stock Exchange (NYSE) under the ticker ICE. In January 2007, ICE acquired the New York Board of Trade (the “NYBOT”), now ICE Futures U.S. Today, its futures contracts for soft commodities, including sugar and coffee, are listed on the ICE platform.

     ICE Futures Europe

     ICE Futures Europe is ICE’s London-based regulated futures exchange for global energy markets. As the leading fully electronic energy futures exchange, ICE Futures Europe lists the leading global crude oil benchmarks and sees half of the trade in the world’s crude oil and refined product futures in its markets. In partnership with the European Climate Exchange (ECX), ICE also offers the leading European emissions futures market. Participants in more than 55 countries have access to a range of futures and options contracts to manage risk around-the-clock, in a transparent and liquid marketplace.

     ICE Futures Europe is a London-based Recognized Investment Exchange, supervised by the U.K. Financial Services Authority (the “FSA”) under the terms of the Financial Services and Markets Act 2000. U.S.-linked futures and options contracts, including WTI crude oil futures and options, are subject to further oversight by the CFTC, pursuant to ICE Futures Europe’s no action letter as amended in June 2008. ICE operates its sales and marketing activities in the U.K. through ICE Markets Limited which is authorized and regulated by the FSA.

     The IPE brent blend crude oil futures contract was introduced in 1988 and is used to price a portion of the world’s traded oil. The Brent Crude contract represents the right to receive a future delivery of 1,000 net barrels of brent blend crude oil per unit and is quoted at a price that represents one barrel of brent blend crude oil. The delivery point of crude oil underlying the contract is Sullom Voe, Scotland. The Brent Crude contract is a deliverable contract based on an Exchange of Futures for Physical (“EFP”) delivery mechanism with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration against a physical price index. Trading in the contract will cease at the close of business on the business day immediately preceding the 15th day prior to the first day of the delivery month, if such 15th day is a banking day in London. If the 15th day is a non-banking day in London (including Saturday), trading will cease on the business day immediately preceding the first business day prior to the 15th day prior to the first day of the delivery month that is a banking day in London. Such dates are published by ICE Futures Europe.

     ICE Futures U.S.

     ICE Futures U.S. is based in New York and is a leading global soft commodity futures and options exchange, with markets for sugar, cotton, coffee, cocoa and orange juice. ICE Futures U.S. is also the exclusive venue for trading Russell 1000® and Russell 2000® index futures and options contracts as well as contracts based on the ICE U.S. Dollar Index. ICE Futures U.S. offers a range of trading and risk management services across soft commodities, equity indexes and foreign exchange (FX), and its electronic trading platform brings market access and transparency to participants around the world.

     ICE Futures U.S. is a designated contract market pursuant to the Commodity Exchange Act, as amended, and, as such, is regulated by the CFTC.

     Coffee has traded on ICE Futures U.S. (and its predecessors, the Coffee Exchange of New York, the Coffee, Sugar and Cocoa Exchange and the NYBOT) since 1882. Cotton has traded on ICE Futures U.S. (and its predecessors, the New York Cotton Exchange and the NYBOT) since 1870. Sugar has traded on ICE Futures U.S. (and its predecessors, the Coffee, Sugar and Cocoa Exchange and the NYBOT) since 1914.

The New York Mercantile Exchange

     The NYMEX was established in 1872 as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. It is now the largest exchange in the world for the trading of energy futures and options contracts, including contracts for crude oil, non-oxygenated gasoline, heating oil and natural gas. It is also a leading North American exchange for the trading of platinum group metals and other precious metals contracts. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform. The establishment of energy futures on the NYMEX occurred in 1979, with the introduction of heating oil futures contracts. The NYMEX opened trading in leaded gasoline futures in 1981, followed by the crude oil futures contract in 1983 and unleaded gasoline futures in 1984.

     On August 22, 2008, CME Group Inc. (“CME Group”) has completed the acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) pursuant to an Agreement and Plan of Merger dated as of March 17, 2008. Following the acquisition of NYMSX Holding by CME Group, NYMEX Holdings has become a direct, wholly owned subsidiary of CME Group.

CBOT

     Effective July 12, 2007, CBOT Holdings, Inc., the parent company of the CBOT, merged with and into Chicago Mercantile Exchange Holdings Inc. At the time of the merger, the combined company was renamed CME Group Inc., and the CBOT became a subsidiary of CME Group Inc. CME Group is the world’s largest and most diverse exchange, with all major benchmark asset classes ultimately available on a single trading platform and floor.

     The CBOT, established in 1848, is a leading futures and futures-options exchange. More than 3,600 CBOT member/stockholders trade 50 different futures and options products at the CBOT by open auction and electronically. Volume at the CBOT exchange in 2006 surpassed 805 million contracts, the highest yearly total recorded in its history.

     For decades, the primary method of trading at the CBOT was open auction, which involved traders meeting face-to-face in trading pits to buy and sell futures contracts. But to better meet the needs of a growing global economy, the CBOT successfully launched its first electronic trading system in 1994. During the last decade, as the use of electronic trading has become more prevalent, the CBOT exchange has upgraded its electronic trading system several times. Most recently, on October 12, 2005, the CBOT successfully launched its newly enhanced electronic trading platform, e-cbot, powered by LIFFE CONNECT®, by introducing a major API upgrade.

The London Bullion Market Association

     The London Gold Bullion Market

     The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which nine are market-making members, plus a number of associate members around the world.

     Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

     Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

     The London Silver Market

     The London silver market is the principal global clearing center for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives. The principal representative body of the London silver market is the LBMA.

     At noon on each business day, there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London silver fixing is traditionally limited to three market-making members of the LBMA.

     Clients place orders with the dealing rooms of three market-making members, who net all orders before communicating their interest to their representative at the silver fixing meeting. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Silver Fix Price is the most widely used benchmark for daily silver prices.

     The official afternoon gold fixing level in U.S. dollars per troy ounce and the official silver fixing level in U.S. dollars per troy ounce are available on the LBMA website at www.lbma.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LBMA website. No information contained on the LBMA website is incorporated by reference in this product supplement.

The London Platinum and Palladium Market

     The London platinum market is the principal global clearing center for over-the-counter platinum transactions, including transactions in spot and forward contracts. The London palladium market is the principal global clearing center for over-the-counter platinum transactions, including transactions in spot and forward contracts. The principal representative body of the London platinum market and the London palladium market is the LPPM.

     At 9:45 a.m. and at 2:00 p.m. on each business day, there is a “fixing” which provides reference platinum and palladium prices for that day’s trading.

     Clients place orders with the dealing rooms of LPPM members, who net all orders before communicating their interest to their representative at the platinum fixing telephonic meeting or the palladium fixing telephonic meeting, as applicable. Orders may be changed at any time during these proceedings. The platinum price and the palladium price are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Platinum Fix Price is the most widely used benchmark for daily platinum prices.

     The afternoon platinum fixing level in U.S. dollars per troy ounce and the afternoon palladium fixing level in U.S. dollars per troy ounce are available on the LPPM website at www.lppm.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LPPM website. No information contained on the LPPM website is incorporated by reference in this product supplement.

No Relationship Between the LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA or the LPPM and J.P. Morgan Chase & Co.

     The notes are not sponsored, endorsed, sold or promoted by the LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA or the LPPM. The LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA and the LPPM make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA and the LPPM have no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining or implementing its business practices. The LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA and the LPPM are not responsible for and have not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. The LME, ICE Futures Europe, ICE Futures U.S., NYMEX, CBOT, LBMA and the LPPM have no obligation or liability in connection with the administration, marketing or trading of the notes.

     THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA AND THE LPPM DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE COMMODITIES WHICH ARE TRADED ON THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA OR

THE LPPM AND THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA AND THE LPPM SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA AND THE LPPM MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE COMMODITIES WHICH ARE TRADED ON THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA OR THE LPPM. THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA AND THE LPPM MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE COMMODITIES WHICH ARE TRADED ON THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA OR THE LPPM. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA AND THE LPPM HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, LBMA OR THE LPPM AND THE LME, ICE FUTURES EUROPE, ICE FUTURES U.S., NYMEX, CBOT, LBMA AND THE LPPM MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

OTHER COMMODITIES

     If the notes are linked in whole or in part to a commodity not described in this product supplement, a separate commodity supplement or the relevant terms supplement will provide additional information relating to such commodity.

GENERAL TERMS OF NOTES

Calculation Agent

     J.P. Morgan Securities LLC, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Basket Level, if applicable, any Initial Commodity Price, the Strike Level, if applicable, the Final Basket Level, if applicable, any Final Commodity Price, the Basket Return, if applicable, any Commodity Return and the amount, if any, that we will pay you at maturity. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any relevant Commodity, the amount payable to you in the event of an early acceleration due to a commodity hedging disruption event and whether there has been a material change in the method of calculation of any relevant Commodity so that such Commodity does not, in the opinion of the calculation agent, fairly represent the Closing Price of such Commodity (or relevant successor Commodity, if applicable) had those modifications not been made. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

     All calculations with respect to any Initial Commodity Price, the Strike Level, if applicable, the Closing Price of any Commodity, the Basket Closing Level, the Final Basket Level, if applicable, any Final Commodity Price, the Basket Return, if applicable, and the Commodity Return will be rounded to the nearest one ten-thousandth, with five one-hundred-thousandth rounded upward (e.g., .87645 would be rounded to .8765); all dollar amounts related to determination of the payment per $10 principal amount note at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from determining the Underlying Closing Level of the Underlying on the Final Valuation Date or calculating the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of the events described in the following paragraph individually as a “market disruption event.” In addition, certain events may prevent us or our affiliates from hedging our obligations under the notes including, but not limited to, changes in laws or regulations applicable to any commodity futures contracts underlying a Commodity. In the case of such an event we have the right, but not the obligation, to accelerate the payment on the notes as described below under “— Consequences of a Commodity Hedging Disruption Event.”

     With respect to a Commodity (or any relevant successor Commodity), a “market disruption event” means:

(1)

a suspension, absence or material limitation of trading in (i) such Commodity (or the relevant successor Commodity) on its relevant exchange, as determined by the calculation agent, or (ii) futures or options contracts relating to such Commodity (or the relevant successor Commodity) on the relevant exchange for those contracts, as determined by the calculation agent; or

(2)

any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, such Commodity (or the relevant successor Commodity) on its relevant exchange or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to such Commodity (or the relevant successor Commodity) on its relevant exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on such Commodity (or the relevant successor Commodity) by reason of movements succeeding “limit up” or “limit down” levels permitted by the relevant exchange); or

(3)

the closure on any day of the relevant exchange for such Commodity (or the relevant successor Commodity) on a scheduled trading day prior to the scheduled weekday closing time of such relevant exchange (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the relevant exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant exchange on such scheduled trading day for such relevant exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such relevant exchange; or

(4)

any scheduled trading day on which (i) the relevant exchange for such Commodity (or the relevant successor Commodity) or (ii) the relevant exchanges or quotation systems, if any, on which futures or options contracts on such Commodity (or the relevant successor Commodity) are traded, fails to open for trading during its regular trading session; or

(5)	the settlement price or fixing level, as applicable, is not published for such Commodity; or

(6)	the occurrence of a material change in the formula for or the method of calculating the relevant settlement price or fixing level, as applicable, of such Commodity; or

(7)	a commodity hedging disruption event with respect to a Commodity (other than a Precious Metal),

in each case as determined by the calculation agent in its sole discretion; and

  in the case of an event described in clause (1), (2), (3), (4), (5) or (6) above a determination by the calculation agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

     For purposes of determining whether a market disruption event with respect to a Commodity (or the relevant successor Commodity) has occurred, unless otherwise specified in the relevant terms supplement, the following events will not be market disruption events:

  a limitation on the hours or number of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant exchange; or

  a decision to permanently discontinue trading in the futures or options contracts relating to such Commodity (or the relevant successor Commodity).

     However, the failure of Bloomberg to announce or publish the relevant official settlement price or fixing level specified for a Commodity (or the relevant successor Commodity) will constitute a market disruption event with respect to such Commodity (or the relevant successor Commodity).

     For this purpose, with respect to a Commodity traded on a relevant exchange, an “absence of trading” on the relevant exchange on which futures or options contracts related to such Commodity (or the relevant successor Commodity) are traded will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

     In contrast, a suspension or limitation of trading in a Commodity (or the relevant successor Commodity), or futures or options contracts related to such Commodity (or the relevant successor Commodity), if available, on their relevant exchanges, by reason of any of:

  a price change exceeding limits set by such relevant exchange,

  an imbalance of orders, or

  a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

     A “commodity hedging disruption event,” unless otherwise specified in the relevant terms supplement, means that:

     (a) due to (i) the adoption of, or any change in, any applicable law, regulation, rule or order (including, without limitation, any tax law); or (ii) the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, order, decision or determination (including, without limitation, as implemented by the U.S. Commodity Futures Trading Commission or any exchange or trading facility), in each case occurring on or after the Trade Date, the calculation agent determines in good faith that it is contrary (or upon adoption, it will be contrary) to such law, rule, regulation, order, decision or determination for us to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge our obligations under the notes (in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”), including (without limitation) if such hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

     (b) for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the notes, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

     Please see the risk factor entitled “The commodity futures contracts, if applicable, underlying a Commodity are subject to legal and regulatory regimes that may change in ways that could affect our ability to hedge our obligations under the notes, and/or could lead to the early acceleration of your notes” for more information.

Consequences of a Commodity Hedging Disruption Event

     If a commodity hedging disruption event occurs with respect to a Commodity (other than a Precious Metal), we will have the right, but not the obligation, to accelerate the payment on the notes by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the business day immediately following the day on which such commodity hedging disruption event occurred. The amount due and payable per $10 principal amount note upon such early acceleration will be determined on the date on which we deliver notice of such acceleration by the calculation agent in good faith in a commercially reasonable manner and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. For the avoidance of doubt, under these circumstances, the maturity date will be accelerated to such fifth business day following the delivery by the calculation agent of the notice of acceleration. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a commodity hedging disruption event.

Discontinuation of Trading of a Commodity on Its Relevant Exchange; Alternative Method of Calculation

     If the relevant exchange of a Commodity discontinues trading in such Commodity, the calculation agent may, in its sole discretion, replace such Commodity with another commodity, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent, in its sole discretion, determines to be comparable to the discontinued Commodity (such replacement commodity will be referred to herein as a “successor Commodity”), then the Closing Price for such discontinued Commodity on the Final Valuation Date or any other relevant date on which the Closing Price is to be determined will be determined by reference to the official settlement price or fixing level, as applicable, of such successor Commodity at the close of trading on such relevant exchange for such successor Commodity on such day.

     Upon any selection by the calculation agent of a successor Commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

     If the relevant exchange discontinues trading in or the physical delivery of a Commodity prior to, and such discontinuation is continuing on, the Final Valuation Date or any other relevant date on which the Closing Price is to be determined, and the calculation agent determines, in its sole discretion, that no successor Commodity is available at such time, or the calculation agent has previously selected a successor Commodity and trading in or the physical delivery of such successor Commodity is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date or such other relevant date, then the calculation agent will determine the Closing Price for such Commodity or successor Commodity, as applicable, for such date; provided that, if the calculation agent determines that no successor Commodity exists for the discontinued Commodity, the Closing Price for such Commodity will be the settlement price or fixing level, as applicable, that the calculation agent, in its sole discretion, determines to be fair and commercially reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the date following the Final Valuation Date or such other relevant date.

     Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in a Commodity may adversely affect the value of the notes.

     If at any time the method of calculating the Closing Price of a Commodity or successor Commodity, as applicable, is changed in a material respect by the relevant exchange or any other relevant exchange or market for the successor Commodity, or if the reporting thereof is in any other way modified so that such Closing Price does not, in the opinion of the calculation agent, fairly represent the value of such Commodity or successor Commodity, as applicable, the calculation agent will, at the close of business in New York City on each day on which the Closing Price for such Commodity or successor Commodity, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for such Commodity or successor Commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

Events of Default

     Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $10 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.

     If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

     The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This summary applies to you if you are an initial holder of a note purchasing the note at its issue price for cash and if you hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances or if you are a holder of a note who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

  a dealer in securities;

  a person holding a note as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a note;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

     We intend to seek an opinion from Davis Polk & Wardwell LLP, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether our special tax counsel expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. In either case, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions.” While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Underlying and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   Tax Treatment of the Notes

     Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the notes prior to maturity other than pursuant to a sale or exchange, as described below.

     Sale, Exchange or Redemption of a Note. Upon a sale or exchange of a note (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the note, which should equal the amount you paid to acquire the note. This gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

   Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially and adversely from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold your notes (even though you will not receive any cash with respect to the notes prior to maturity) and any income recognized upon a sale or exchange of your notes (including redemption at maturity) would generally be treated as interest income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of your notes and/or might treat all or a portion of the gain or loss on the sale or exchange of your notes (including redemption at maturity) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your notes. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

     You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note (including redemption at maturity).

     If you are a Non-U.S. Holder of a note and if the characterization of the notes as “open transactions” is respected, any income or gain from the note should not be subject to U.S. federal income or withholding tax unless it is effectively connected with your conduct of a U.S. trade or business. However, among the issues addressed in the notice described above in “Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments described therein, such as the notes, should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

     If the notes were recharacterized as indebtedness, any income or gain from a note nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described below has been fulfilled. Because the characterization of the notes is unclear, payments made to you with respect to a note may be withheld upon unless you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provided your name and address or otherwise satisfied applicable documentation requirements.

     If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

   Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and you may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding section. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities LLC, as agent (an “Agent” or “JPMS”), UBS Financial Services Inc. (an “Agent” or “UBS”) and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMS and UBS, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMS will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated Agent of ours may make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

     JPMS or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMS may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMS may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMS must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMS is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMS may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMS is not required to engage in these activities, and may end any of these activities at any time.

     To the extent the total aggregate principal amount of notes offered pursuant to a terms supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the notes offered in that offering.

     No action has been or will be taken by us, JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. UBS-11-A-III, any related commodity supplement or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. UBS-11-A-III, any related commodity supplement or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the Settlement Date for the notes will be the third business day following the Trade Date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. UBS-11-A-III nor any related commodity supplement, the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. UBS-11-A-III nor any related commodity supplement, the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. UBS-11-A-III, any related commodity supplement, and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. UBS-11-A-III, any related commodity supplement, and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)

the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)

the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

     This product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” –the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

     The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)

to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)

to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)

to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

     The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree

number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)   at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)   at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.   Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.   Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.   Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.   Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6)

below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.   Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6.   Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.   Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.   Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.   Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

     For the purposes of this provision, the expression:

(a)

an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. UBS-11-A-III, any related commodity supplement nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. UBS-11-A-III, any related commodity supplement, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. UBS-11-A-III, any related commodity supplement and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

     Each Agent has represented and agreed that:

(a)   it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;

(b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

STRUCTURED PRODUCTS CHARACTERIZATION

     To help investors identify appropriate investment products (“structured products”), structured products can be organized into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The notes are classified as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

  Protection Strategies are structured to compliment and provide the potential to outperform traditional fixed income instruments. These structured products are generally designed for investors with low to moderate risk tolerances.

  Optimization Strategies are structured to provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

  Performance Strategies are structured to provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

  Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are generally designed for investors with high risk tolerances.

     In order to benefit from any type of limited market exposure, investors must hold the note to maturity.

     Classification of structured products into categories is not intended to guarantee particular results or performance.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

     The notes are contractual financial instruments. The financial exposure provided by the notes is neither a substitute or proxy for, nor is it intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and shall not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

     Each purchaser or holder of any notes acknowledges and agrees that:

(i)

the purchaser, holder or purchaser or holder’s fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder's investment in the notes, or (C) the exercise, or failure to exercise, any rights we have under or with respect to the notes;

(ii)

we and our affiliates have and shall act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of any investor;

(iv)	our interests are adverse to the interests of any purchaser or holder; and

(v)

neither we nor any of our affiliates are fiduciaries or advisers of the purchaser or holder in connection with any such assets, positions or transactions and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.